Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated March 17, 2021, except for footnotes 3, 7 and 8 which are dated June 3, 2021 with respect to the audited financial statements of Stellaris Growth Acquisition Corp. (the Company) as of March 5, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from February 1, 2021 (inception) through March 5, 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 29, 2021